Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Nogin, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Nogin, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company sustained recurring losses and negative cash flows from operations during the year ended December 31, 2022, and as of that date, the Company’s current liabilities exceeded its current assets by $18.5 million and its total liabilities exceeded its total assets by $73 million. The Company has an accumulated deficit of $82.3 million. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in accounting principle

As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2022 due to the adoption of ASC 842: Leases.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Newport Beach, California

March 23, 2023 (except for Note 23 and the effects thereof, and Note 24, which are as of March 30, 2023)

Nogin, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$15,385	$1,071
Accounts receivable, net	1,578	1,977
Related party receivables	—	5,356
Inventory	15,726	22,777
Prepaid expenses and other current assets	2,539	2,915

Total current assets	35,228	34,096

Restricted cash	—	3,500
Property and equipment, net	1,595	1,789
Right-of-use asset, net (Note 21)	17,391	—
Intangible assets, net	5,493	1,112
Goodwill	6,748	—
Investment in unconsolidated affiliates	7,404	13,570
Other non-current asset	1,074	664

Total assets	$74,933	$54,731

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$19,605	$16,098
Due to clients	10,891	5,151
Related party payables	1,033	—
Accrued expenses and other liabilities (Note 6)	17,826	14,018
Lease liabilities, current portion (Note 21)	4,367	—

Total current liabilities	53,722	35,267

Line of credit	—	348
Long-term note payable, net	—	19,249
Convertible notes	60,852	—
Deferred tax liabilities	394	1,174
Lease liabilities, net of current portion (Note 21)	15,223	—
Other long-term liabilities (Note 6)	17,766	734

Total liabilities	147,957	56,772

Commitments and contingencies (Note 22)
CONVERTIBLE REDEEMABLE PREFERRED STOCK
Series A convertible, redeemable preferred stock, $0.0001 par value, 443,224 shares authorized, issued and outstanding, as of December 31, 2021	—	4,687
Series B convertible, redeemable preferred stock, $0.0001 par value, 347,204 shares authorized, 316,707 shares issued and outstanding, as of December 31, 2021	—	6,502

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value, 500,000,000 and 3,038,041 shares authorized; 3,334,714 and 1,981,097 shares issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	9,270	4,362
Treasury stock	—	(1,330)
Accumulated deficit	(82,294)	(16,262)

Total stockholders’ deficit	(73,024)	(13,230)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$74,933	$54,731

See the accompanying notes to consolidated financial statements.

Nogin, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Twelve Months Ended December 31,
	2022	2021
Net service revenue	$40,855	$41,866
Net product revenue	41,540	51,346
Net revenue from related parties	12,076	8,136

Total net revenue	94,471	101,348
Operating costs and expenses:
Cost of services (1)	26,706	24,174
Cost of product revenue (1)	28,754	20,431
Sales and marketing	2,672	1,772
Research and development	5,330	5,361
General and administrative	70,289	55,369
Depreciation and amortization	808	520

Total operating costs and expenses	134,559	107,627

Operating loss	(40,088)	(6,279)
Interest expense	(6,328)	(926)
Change in fair value of promissory notes	(4,561)	—
Change in fair value of derivative instruments	1,117	—
Change in fair value of unconsolidated affiliates	(4,245)	4,937
Change in fair value of convertible notes	4,271	—
Debt extinguishment loss	(1,885)	—
Other (loss) income, net	(1,787)	3,378

(Loss) Income before income taxes	(53,506)	1,110
(Benefit) Provision for income taxes	(780)	1,175

Net loss	$(52,726)	$(65)

Net loss per common share – basic	$(21.50)	$(0.03)
Net loss per common share – diluted	$(21.50)	$(0.03)
Weighted average shares outstanding – basic	2,452,082	1,981,097
Weighted average shares outstanding – diluted	2,452,082	2,044,813

(1)	Exclusive of depreciation and amortization shown separately.

See the accompanying notes to consolidated financial statements

Nogin, Inc.

Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

	Convertible Redeemable Preferred Stock
	Series A		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders’ Deficit
Balance, December 31, 2020	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,308	$(1,330)	$(16,197)	$(13,218)
Retroactive application of reverse recapitalization (1)	6,822,012	—	4,874,688	—	30,492,588	3	(3)	—	—	—
Retroactive application of reverse stock split (2)	(8,421,271)	—	(6,017,443)	—	(37,640,849)	(4)	4	—	—	—

Balance, December 31, 2020, as adjusted	443,224	4,687	316,707	6,502	1,981,097	—	4,309	(1,330)	(16,197)	(13,218)
Stock-based Compensation	—	—	—	—	—	—	53	—	—	53
Net income (loss)	—	—	—	—	—	—	—	—	(65)	(65)

Balance, December 31, 2021	443,224	$4,687	316,707	$6,502	1,981,097	$—	$4,362	$(1,330)	$(16,262)	$(13,230)

Balance, December 31, 2021	2,042,483	$4,687	1,459,462	$6,502	9,129,358	$1	$4,361	$(1,330)	$(16,262)	$(13,230)
Retroactive application of reverse recapitalization (1)	6,822,012	—	4,874,688	—	30,492,588	3	(3)	—	—	—
Retroactive application of reverse stock	(8,421,271)	—	(6,017,443)		(37,640,849)	(4)	4	—	—	—

Balance, December 31, 2021, as adjusted	443,224	4,687	316,707	6,502	1,981,097	—	4,362	(1,330)	(16,262)	(13,230)
Stock-based compensation	—	—	—	—	—	—	130	—	—	130
Warrant issuance	—	—	—	—	—	—	713	—	—	713
Net settlement of liability classified warrants into common stock	—	—	—	—	10,134	—	1,706	—	—	1,706
Net settlement of equity classified warrants into common stock	—	—	—	—	27,953	—	—	—	—	—
Exercise of stock options	—	—	—	—	9,957	—	84	—	—	84
Conversion of redeemable convertible preferred stock to common stock and cancellation of treasury shares	(443,224)	(4,687)	(316,707)	(6,502)	759,931	—	9,859	1,330	—	11,189
Reverse capitalization, net of transaction costs	—	—	—	—	543,204	—	(8,438)	—	(13,306)	(21,744)
Equity classified warrants issued with PIPE convertible notes	—	—	—	—	—	—	366	—	—	366
Common stock issued to settle PIPE convertible note issuance costs	—	—	—	—	2,438	—	488	—	—	488
Net loss	—	—	—	—	—	—	—	—	(52,726)	(52,726)

Balance, December 31, 2022	—	$—	—	$—	3,334,714	$—	$9,270	$—	$(82,294)	$(73,024)

(1)	As part of the Business Combination (as disclosed in Note 1), all share information has been retrospectively adjusted using the exchange ratio stipulated by the Merger Agreement.
(2)	As part of the Reverse Stock Split (as disclosed in Note 23), all share information has been retrospectively adjusted using the exchange ratio stipulated by the Reverse Stock Split.

See the accompanying notes to consolidated financial statements

Nogin, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(52,726)	$(65)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	808	520
Amortization of debt issuance costs and discounts	2,617	137
Debt issuance costs expensed under fair value option	2,034	—
Amortization of contract acquisition costs	—	361
Stock-based compensation	130	53
Deferred income taxes	(780)	1,174
Change in fair value of unconsolidated affiliates	4,245	(4,937)
Change in fair value of warrant liability	717	(177)
Change in fair value of promissory notes	4,561	—
Change in fair value of convertible notes	(4,271)	—
Change in fair value of derivatives	(1,117)	—
Loss on extinguishment of debt	1,885	—
Settlement of deferred revenue	(1,611)	—
Gain on extinguishment of PPP loan	—	(2,266)
Loss on disposal of asset	641	74
Changes in operating assets and liabilities:
Accounts receivable	504	2,050
Related party receivables	(58)	(5,356)
Inventory	11,838	(22,641)
Prepaid expenses and other current assets	(2,329)	(2,138)
Accounts payable	(255)	9,780
Due to clients	5,740	(8,197)
Related party payables	1,140	—
Lease assets and liabilities	2,200	—
Accrued expenses and other liabilities	(2,501)	10,255

Net cash used in operating activities	(26,588)	(21,373)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,589)	(1,789)
Proceeds from sale of property and equipment	700	—
Acquisition of an affiliate, net of cash acquired	(1,496)	—
Investment in unconsolidated affiliates	—	(8,633)

Net cash used in investing activities	(2,385)	(10,422)
CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of stock options	84	—
Proceeds from business combination, net of issuance costs	1,375	—
Proceeds from long-term notes payable	—	20,000
Payment of long-term notes payable	(20,950)	—
Proceeds from promissory notes	8,000	—
Proceeds from promissory notes – related parties	2,175	—
Payment of promissory notes	(12,033)	—
Payment of promissory notes – related parties	(3,130)	—
Payment of debt issuance costs	(397)	(150)
Proceeds from PIPE convertible note issuance	65,500	—
Prepayment and other fees paid upon early settlement of debt	(489)	—
Proceeds from line of credit	114,981	173,896
Repayments of line of credit	(115,329)	(173,548)

Net cash provided by financing activities	39,787	20,198

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	10,814	(11,597)
Beginning of period	4,571	16,168

End of period	$15,385	$4,571

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$2,231	$444
Cash paid for taxes	210	195
Issuance of warrants with debt	—	738
Settlement of preexisting receivable in step-acquisition	5,415	—
Derecognition of investment in unconsolidated entity-step acquisition	1,921	—
Right-of-use assets exchanged for lease liabilities	7,311	—
Non Cash Investing and Financing Activities
Issuance of common stock to settle transaction and advisory costs	3,588	—
Deferred transaction and advisory fees	10,979	—
Cash election consideration payable at closing of Business Combination	9,198	—
Conversion of redeemable convertible preferred stock into common stock	11,189	—
Net settlement of liability classified warrants	1,706	—
SCHEDULE OF CASH AND RESTRICTED CASH
Cash	$15,385	$1,071
Restricted cash	—	3,500

Total cash and restricted cash	$15,385	$4,571

See the accompanying notes to consolidated financial statements

Nogin, Inc.

Notes to Consolidated Financial Statements

1.	DESCRIPTION OF BUSINESS

Nogin (the “Company”) is an e-commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions as a headless, flexible full stack enterprise commerce platform with cloud services and optimizations along with experts for brands and retailers that provide a unique combination of customizability and sales efficiency. The Company manages clients’ front-to-back-end operations so clients can focus on their business. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis. Unless the context otherwise requires, references in this subsection to “we,” “our,” “Nogin” and the “Company” refer to the business and operations of Legacy Nogin (as defined below) and its consolidated subsidiaries prior to the Business Combination (as defined below) and to Nogin, Inc. (formerly known as Software Acquisition Group Inc. III) and its consolidated subsidiaries following the consummation of the Business Combination.

The Company’s headquarters and principal place of business are in Tustin, California.

Business Combination

On August 26, 2022 (the “Closing Date”), the Company completed its previously announced Business Combination pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 14, 2022 (as amended on April 19, 2022 and August 26, 2022), by and among the Company (formerly known as Software Acquisition Group Inc. III (“SWAG”)), Nuevo Merger Sub, Inc., a wholly owned subsidiary of SWAG (“Merger Sub”), and Branded Online, Inc. dba Nogin (“Legacy Nogin”). Pursuant to the Merger Agreement, Merger Sub was merged with and into Legacy Nogin, with Legacy Nogin surviving the Business Combination as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

While Legacy Nogin became a wholly-owned subsidiary of the Company, Legacy Nogin was deemed to be the acquirer in the Business Combination for accounting purposes. Accordingly, the Business Combination was accounted for as a reverse recapitalization, in which case the consolidated financial statements of the Company represent a continuation of Legacy Nogin and the issuance of common stock and cash consideration in exchange for the net assets of SWAG recognized at historical costs and no recognition of goodwill or other intangible assets. Operations prior to the Business Combination are those of Legacy Nogin and all share and per-share data included in these consolidated financial statements have been retroactively adjusted to give effect to the Business Combination.

As a result of the Business Combination, equityholders of Legacy Nogin received approximately 2.7 million shares of the Company’s common stock (“Common Stock”) and cash consideration of $15.0 million, of which $10.9 million was deferred on the Closing Date (Note 9).

The treatment of the Business Combination as a reverse recapitalization was based on the stockholders of Legacy Nogin holding the majority of voting interests of the Company, Legacy Nogin’s existing management team serving primarily as the initial management team of the Company, Legacy Nogin’s appointment of the majority of the initial board of directors of the Company and Legacy Nogin’s operations comprising the ongoing operations of the Company.

In connection with the Business Combination, the Company received proceeds of approximately $58.8 million from SWAG’s trust account, net of redemptions by SWAG’s public shareholders, as well as approximately $65.5 million in proceeds from the contemporaneous issuance of convertible notes (the “Convertible Notes”). The aggregate cash raised has been and will be used for general business purposes, the paydown of Legacy Nogin’s outstanding debt, the payment of transaction costs and the payment of the cash consideration.

Nogin, Inc.

Notes to Consolidated Financial Statements

The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of convertible redeemable preferred stock and stockholders’ deficit for the twelve months ended December 31, 2022:

Recapitalization
Cash – SWAG trust and cash, net of redemptions	58,841
Cash – PIPE equity financing	1,052
Less: Transaction and advisory fees paid in cash	(54,409)
Less: Cash election consideration paid in cash at the Closing Date	(4,109)

Net proceeds from Business Combination	1,375
Plus: Issuance of common stock to settle certain transaction costs	3,588
Less: non-cash items charged against additional paid-in capital	(17,510)
Less: Deferred cash election consideration (Note 9)	(9,198)

Net contributions from Business Combination and PIPE equity financing	(21,745)

The number of shares of Common Stock outstanding immediately following the consummation of the Business Combination was as follows:

Number of Shares
SWAG Common Stock, outstanding prior to the Business Combination	1,425,492
Less: Redemption of SWAG shares	(851,080)

SWAG Common Stock	574,412
Shares issued in PIPE equity financing	25,854
Shares issued to financial advisors to settle transaction and issuance costs	20,375

Business Combination and PIPE equity financing shares	620,641
Nogin shares	2,714,073

Total shares of common stock immediately after Business Combination	3,334,714

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principals of Consolidation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of Nogin, Inc. (“Nogin” or “Company”) consolidated with the accounts of all its subsidiaries and affiliates in which Nogin holds controlling financial interests as of the financial statement date.

Nogin, Inc.

Notes to Consolidated Financial Statements

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Liquidity and Capital Resources

Our primary requirements for short-term liquidity and capital are working capital, inventory management, capital expenditures, public company costs and general corporate needs. We expect these needs to continue as we develop and grow our business. Our future capital requirements will depend on many factors, including our levels of revenue, the expansion of sales and marketing activities, successful customer acquisitions, the results of business initiatives, the timing of new product introductions and overall economic conditions.

Prior to the Business Combination, the Company’s available liquidity and operations were financed through equity contributions, a line of credit, promissory notes and cash flow from operations. Moving forward, the Company expects to fund operations through equity contributions and cash flow from operations.

Because we are in the growth stage of our business and operate in an emerging field of technology, we expect to continue to invest in research and development and expand our sales and marketing teams worldwide. We are likely to require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and in either the short-term or long-term may determine to engage in equity or debt financings or enter into credit facilities for other reasons. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. However, the Company has sustained recurring losses and negative cash flows from operations. As of December 31, 2022, the Company has an accumulated deficit of $82.3 million, negative working capital, and a cash balance of $15.4 million, which consists of amounts held as bank deposits.

These factors and other uncertainties, including compliance with the covenants included in the Indenture governing our Convertible Notes, raise substantial doubt about our ability to continue as a going concern for at least twelve months from the date that these consolidated financial statements were issued. We are currently executing on various strategies to improve available cash balances, liquidity and cash generated from operations to alleviate these conditions, including a comprehensive cost reduction and performance improvement program, reduced headcount and elimination of certain discretionary and general and administrative expenses. We are also in the process of alleviating the inventory supply chain challenges that began in 2021, leading to lower revenue

Nogin, Inc.

Notes to Consolidated Financial Statements

and cash flows, and are taking steps to improve the operational efficiency of our fulfillment center. Further, we expect to seek additional funds through potential securities financings. However, our failure to obtain financing as and when needed could have significant negative consequences for our business, financial condition and results of operations. Our future capital requirements and the adequacy of available funds will depend on many factors, many of which are beyond our control.

COVID-19 Pandemic

In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The worldwide spread of COVID-19 and its variants resulted in a global slowdown of economic activity which altered the demand for a broad variety of goods and services, including those provided by our clients, while also disrupting sales channels and advertising and marketing activities until economic activity normalized. Our revenue growth and results of operations have been resilient despite the headwinds created by the COVID-19 pandemic and its variants. The extent to which ongoing and future developments related to the global impact of the COVID-19 pandemic and related vaccination measures designed to curb its spread continue to impact our business, financial condition, and results of operations, all of which cannot be predicted with certainty. Many of these ongoing and future developments are beyond our control, including the speed of contagion, the development, distribution and implementation of effective preventative or treatment measures, including vaccines (and vaccination rates), the scope of governmental and other restrictions on travel, discretionary services and other activity, and the public reactions and receptiveness to these developments.

The impacts of the COVID-19 pandemic and its variants will depend on future developments, including the duration and spread of the pandemic. These developments and the impacts of the COVID-19 pandemic on the financial markets and overall economy are highly uncertain and cannot be predicted.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The Company prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, the allowance for credit losses and revenue recognition, including variable consideration for estimated reserves for returns and other allowances, forecasts and other assumptions used in valuations. Management bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash

Cash consists of cash in bank deposits.

Restricted Cash

Restricted cash represents cash held as collateral for the Company’s purchases of certain inventory under one of the Company’s master services agreements. The collateral provides the Company with increased credit in order to purchase certain inventory. The funds can be released and available for use by the Company when it is determined the Company no longer needs the additional credit and can subsequently request for the funds to be released. The funds were released to the Company during fiscal year 2022.

Nogin, Inc.

Notes to Consolidated Financial Statements

Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, do not bear interest, and primarily represent receivables from consumers and credit card receivables from merchant processors, after performance obligations have been fulfilled.

The Company maintains an allowance for credit losses, as deemed necessary, for estimated losses inherent in its accounts receivable portfolio. In estimating this reserve, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. The Company does not have any customers with off-balance-sheet credit exposure. The Company writes off accounts receivable balances once the receivables are no longer deemed collectible.

The reserve for credit losses as of December 31, 2022 and 2021, consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Balance at beginning of period	$406	$428
Additions to allowance for credit losses	228	433
Cash receipts	(126)	—
Write offs	(83)	(455)

Balance at end of period	$425	$406

Inventory

Inventory is stated at the lower of cost or net realizable value and consists entirely of finished goods purchased for resale. Cost is determined using the first-in, first-out (“FIFO”) method or weighted average cost depending on product brand. Adjustments are made, if necessary, to reduce excess or obsolete inventory to their net realizable value. These estimates are based on management’s judgment about future demand and market conditions. Once established, these adjustments are considered permanent and are not revised until the related inventory is sold or disposed.

The Company maintains a reserve for returns, which is included within inventory on the consolidated balance sheets with changes to the reserve in cost of product revenue on the accompanying statement of operations. The reserve for returns was $535 thousand as of December 31, 2022 and $532 thousand as of December 31, 2021 on the consolidated balance sheet.

Concentration of Risks

Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, restricted cash and accounts receivables. The Company maintains cash balances at financial institutions. Amounts on deposit at these institutions are secured by the Federal Deposit Insurance Corporation (“FDIC”). At various times, the Company has had bank deposits in excess of the FDIC’s insurance limit. The Company has not experienced any losses in its cash accounts to date. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. As of December 31, 2022, receivables from two customers amounted to $0.8 million (or 44% of accounts

Nogin, Inc.

Notes to Consolidated Financial Statements

receivable) and $0.2 million (or 9% of accounts receivable). As of December 31, 2021, receivables from two customers amounted to $1.1 million (or 15% of accounts receivable) and $5.4 million (or 73% of accounts receivable).

Major Customers

For the twelve months ended December 31, 2022, revenue from three customers amounted to $27.5 million (or 29% of total revenue), $15.0 million (or 16% of total revenue), and $8.5 million (or 9% of total revenue). For the twelve months ended December 31, 2021, revenue from three customer amounted to $30.4 million (or 30% of total revenue), $22.2 million (or 22% of total revenue), and $9.9 million (or 10% of total revenue).

Major Suppliers

For the twelve months ended December 31, 2022, three vendors accounted for $10.2 million (or 12% of total operating expense purchases), $10.1 million (or 11% of total operating expense purchases) and $8.2 million (or 9% of total operating expense purchases). For the twelve months ended December 31, 2021, three vendors accounted for $9.5 million (or 17% of total operating expense purchases), $6.4 million (or 12% of total operating expense purchases) and $5.8 million (or 11% of total operating expense purchases).

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. Renewals and improvements of a major nature that extend the life of the asset are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation or amortization are removed from the accounts and any resulting gains or losses are reflected in the accompanying statement of operations.

Estimated Useful Life (Years)
Furniture and fixtures	5
Computer equipment and software	3 to 7
Leasehold improvements	Lesser of economic useful life (typically 10 years) or original lease term

The Company evaluates the carrying value of property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the forecasted undiscounted cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of forecasted future cash flows. Indicators of impairment could include, among other factors, significant changes in the business environment, the planned closure of a facility, or deteriorations in operating cash flows. Considerable management judgment is necessary to evaluate the impact of operating changes and to estimate future cash flows.

Right-of-use Assets and Lease Liabilities

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02 and all subsequent amendments, collectively codified in ASC Topic 842, “Leases” (“ASC 842”), using the current period adjustment method. Accordingly, comparative period financial information was not restated for the effects of adopting ASC 842.

Nogin, Inc.

Notes to Consolidated Financial Statements

The significant practical expedients we adopted include the following:

•	We elected the practical expedient to apply the transition approach as of the beginning of the period of adoption and not restate comparative periods;

•

We elected to utilize the “package of three” expedients, as defined in ASC 842, whereby we did not reassess whether contracts existing prior to the effective date contain leases, nor did we reassess lease classification determinations nor whether initial direct costs qualify for capitalization;

•	We elected the practical expedient to not capitalize any leases with initial terms of twelve months or less on our consolidated balance sheet;

•	For all underlying classes of leased assets, we elected the practical expedient to not separate lease and non-lease components; and

•	We elected not to use hindsight in determining the lease term for lease contracts that have historically been renewed or amended.

As of the date of adoption on January 1, 2022, the impact of ASC 842 resulted in the recognition of a right-of-use asset (“ROU asset”) and lease liability for our operating leases on our consolidated balance sheets of approximately $13.0 million and $15.1 million, respectively.

Lease liabilities were recognized based on the present value of remaining lease payments over the remaining lease term. ROU assets were recognized utilizing the lease liability as of January 1, 2022 adjusted for deferred rent recorded as under ASC 840 operating lease related balances. As the Company’s operating lease agreements do not provide a rate implicit in the lease, we discounted the remaining lease payments using an estimated incremental borrowing rate, which was based on the information available at the adoption date. Operating lease cost is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and other operating costs are expensed as incurred. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The adoption of this new guidance did not have a material net impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Our operating leases primarily consist of office space, distribution centers and equipment used within our operations. Most of the leases have lease terms ranging from three to eight years, although the terms and conditions of our leases can vary significantly from lease to lease.

Long-lived Assets

The Company reviews long-lived assets with finite lives for impairment upon the occurrence of certain events or circumstances that indicate the related amounts may be impaired. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An asset is considered to be impaired if the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset group is less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the asset. The Company estimates fair value using the expected future cash flows discounted at a rate comparable with the risks associated with the recovery of the asset. The Company amortizes intangible assets on a straight-line basis or on a basis consistent with the pattern in which the economic benefits are realized. Based on its analysis, the Company determined that as of December 31, 2022 and 2021, there was no impairment of long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue which could result in impairment related to the Company’s long-lived assets.

Nogin, Inc.

Notes to Consolidated Financial Statements

Goodwill

The Company evaluates goodwill for impairment annually or more frequently when an event occurs or circumstances change that indicate the carrying value may not be recoverable. The Company may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of an asset is less than its carrying value and if so, the Company will perform a quantitative test. The Company compared the carrying value of the indefinite-lived asset to its estimated fair value and if the fair value is determined to be less than the carrying value, the Company will recognize an impairment for the difference. There was no impairment recorded at December 31, 2022.

Investment in Unconsolidated Affiliates

Investments for which the Company can exercise significant influence but does not have control are accounted for under the equity method unless the Company elects the fair value option of accounting. During fiscal year 2022, the Company had two joint ventures, ModCloth Partners LLC (“ModCloth”) and IPCO Holdings, LLC (“IPCO”), both of which the Company owns 50% and has elected the fair value option of accounting. Changes in the fair value of the joint ventures, which are inclusive of equity in income, are recorded as changes in fair value of unconsolidated affiliates in the consolidated statements of operations during the periods such changes occur. Modcloth’s remaining 50% interest was acquired in a step-acquisition on December 1, 2022 by the Company.

The joint ventures were determined to be variable interest entities as the equity investment at risk is not sufficient to permit the joint ventures to finance its activities without additional subordinated financial support. The Company has determined that it is not the primary beneficiary as the Company does not have the ability to direct the most significant activities of the joint ventures. The Company’s maximum exposure to loss as a result of its investments in the joint ventures is equal to its carrying value of the investment, assuming no future capital funding requirements. The Company has recorded its 50% equity interest in the joint ventures as investments in unconsolidated affiliates under the fair value option of accounting due to its significant influence.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter until settlement. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the consolidated statements of operations.

Income Taxes

The Company is subject to federal and state corporate income taxes on its taxable income. The Company accounts for income taxes using the asset and liability method on a legal entity and jurisdictional basis, under which the Company recognizes the amount of taxes payable or refundable for the current year and deferred tax

Nogin, Inc.

Notes to Consolidated Financial Statements

assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company’s calculation relies on several factors, including pre-tax earnings, differences between tax laws and accounting rules, statutory tax rates, tax credits, uncertain tax positions, and valuation allowances. The Company uses judgment and estimates in evaluating its tax positions. Valuation allowances are established when, in the Company’s judgment, it is more likely than not that the Company’s deferred tax assets will not be realized based on all available evidence. Deferred income taxes are provided on a liability method whereby deferred income tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred income tax liabilities are recognized for taxable temporary differences. Deferred income tax assets, when applicable, are reduced by a valuation allowance when, in the opinion of management, it is probable that some portion or all of the deferred tax assets will not be realized. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The major component comprising deferred income tax assets and liabilities is net operating loss.

The guidance requires that the Company determine whether the benefits of tax positions are “more likely than not” of being sustained upon audit based on the technical merits of the tax position. For tax positions that are more likely than not of being sustained upon audit, the Company recognizes the largest amount of the benefit that is more likely than not of being sustained in the financial statements. For tax positions that are not more likely than not of being sustained upon audit, the Company does not recognize any portion of the benefit in the financial statements. Additionally, the interpretation provides guidance on derecognition, classification, interest and penalties, disclosures, and transition. As of December 31, 2022 and 2021, the Company had no accruals for potential losses related to uncertain tax positions. The Company is subject to routine audits by taxing jurisdictions. The Company’s tax returns are subject to examination by U.S. Federal, state and foreign taxing jurisdictions. The Company regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years. The Company recognizes tax benefits from uncertain tax positions only if (based on the technical merits of the position) it is more likely than not that the tax positions will be sustained on examination by the tax authority. The Company adjusts these tax liabilities, including related interest and penalties, based on the current facts and circumstances. The Company reports tax-related interest and penalties as a component of income tax expense. The Company’s December 31, 2018 and 2017 tax returns were audited by the IRS and cleared in 2022 without penalties.

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes” (ASC 740). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since its inception.

Nogin, Inc.

Notes to Consolidated Financial Statements

Revenue Recognition

Revenue is accounted for using FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers.

In accordance with ASC Topic 606, the Company recognizes revenue when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration it expects to be entitled to in exchange for those goods or services. The Company determines revenue recognition through the following steps:

•	Identification of a contract with a customer,

•	Identification of the performance obligations in the contract,

•	Determination of the transaction price,

•	Allocation of the transaction price to the performance obligations in the contract, and

•	Recognition of revenue when or as the performance obligations are satisfied.

A performance obligation is a promise in a contract to transfer a distinct product. Performance obligations promised in a contract are identified based on the goods that will be transferred that are both capable of being distinct and are distinct in the context of the contract, whereby the transfer of the goods is separately identifiable from other promises in the contract. Performance obligations include establishing and maintaining customer online stores, providing access to the Company’s e-commerce platform, customer service support, photography services, warehousing, and fulfillment. Most of the contracts of the Company with customers contain multiple promises, which may result in multiple performance obligations, while others are combined into one performance obligation. For contracts with customers, the Company accounts for individual promises separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines the standalone selling prices based on its overall pricing objectives, taking into consideration market conditions and other factors.

The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales.

The Company’s revenue is mainly commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company’s software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable

Nogin, Inc.

Notes to Consolidated Financial Statements

consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations.

The reserve for returns as of December 31, 2022 and 2021, consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Balance at beginning of period	$1,839	$598
Additions to reserve	2,069	1,559
Deductions from reserve	(2,494)	(318)

Balance at end of period	$1,414	$1,839

In most cases the Company acts as the merchant of record, resulting in a due to client liability (discussed below). However, in some instances, the Company may perform services without being the merchant of record in which case there is a receivable from the customer.

Payment terms and conditions are generally consistent for customers, including credit terms to customers ranging from seven days to 60 days, and the Company’s contracts do not include any significant financing component. The Company performs credit evaluations of customers and evaluates the need for allowances for potential credit losses based on historical experience, as well as current and expected general economic conditions.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from net revenue in the consolidated statements of operations.

Commerce as a Service

As noted above, the Company’s main revenue stream is CaaS revenue in which it receives commission fees derived from contractually committed gross revenue processed by customers on the Company’s e-commerce platform. Consideration for online sales is collected directly from the end customer by the Company and amounts not owed to the Company are remitted to the customer. Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers’ inventory or any credit risks relating to the products sold.

Product sales

Under certain licensee agreements, the Company is the owner of inventory and reseller of record. As a result, the Company is the principal in sales to end customers and records these revenues on a gross basis at a point in time.

Fulfillment services

Revenue for business-to-business (“B2B”) fulfillment services is recognized on a gross basis either at a point in time or over a point in time. For example, inbound and outbound services are recognized when the service is complete, while monthly storage services are recognized over the service period.

Marketing services

Revenue for marketing services is recognized on a gross basis as marketing services are complete. Performance obligations include providing marketing and program management such as procurement and implementation.

Nogin, Inc.

Notes to Consolidated Financial Statements

Shipping services

Revenue for shipping services is recognized on a gross basis as shipments are completed and products are shipped to end customers.

Set up and implementation services

The Company provides set up and implementation services for new clients. The revenue is recognized on a gross basis at the completion of the service, with the unearned amounts received for incomplete services recorded as deferred revenue, if any.

Other services

Revenue for other services such as photography, business to customer (“B2C”) fulfillment, customer service, development and web design are reimbursable costs and recognized on the gross basis, and are services rendered as part of the performance obligations to clients for which an online platform and online orders are managed. All reimbursable costs are the responsibility of the Company as the Company uses such services to fulfill its performance obligations.

Cost of services

Cost of services reflects costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees. Cost of services is exclusive of depreciation and amortization and general salaries and related expenses.

Cost of product revenue

Cost of product revenue reflects costs directly related to selling inventory acquired from select clients, which primarily includes product cost, warehousing costs, fulfillment costs, credit card merchant fees and third-party royalty costs. Cost of product revenue is exclusive of depreciation and amortization and general salaries and related expenses.

Due to Clients

Due to clients consists of amounts payable to clients pertaining to the client’s last month pro rata share of revenue earned and collected by the Company, less any returns and any expenses incurred by the Company on behalf of the clients. In most cases, the Company acts as the merchant and seller of record and thus directly collects the funds from sales on the online store. As such, at the end of each month, there is an amount owed to the Company’s clients net of the Company’s fees, and expenses incurred on the client’s behalf.

Fair Value Measurement

The Company applies the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

Nogin, Inc.

Notes to Consolidated Financial Statements

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash and cash equivalents, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the interest rate on the Company’s secured credit facility and certain other debt has a variable component, which is reflective of the market.

Stock Incentive Plans

In January 2013, Legacy Nogin adopted the Branded Online, Inc. 2013 Stock Incentive Plan (the “2013 Plan”). Under the 2013 Plan, Legacy Nogin’s board of directors was authorized to grant “incentive stock options,” within the meaning of Section 422 of the Code (“ISOs”), to employees of Legacy Nogin and its parent or subsidiary corporations, and non-qualified stock options (“NSOs”), stock appreciation rights and restricted stock to employees, directors and consultants. Legacy Nogin had granted incentive stock options and nonqualified stock options under the 2013 Plan (“Legacy Nogin Options”). Upon the Closing of the Business Combination, all outstanding Legacy Nogin Options under the 2013 Plan were automatically converted into an option to purchase shares of Common Stock (the “Converted Options”). The Converted Options have an exercise price and cover a number of shares of Common Stock that results in the Converted Options having the same (subject to rounding) intrinsic value as the outstanding Legacy Nogin Options and generally have the same terms and conditions as the corresponding Legacy Nogin Options.

The Nogin, Inc. 2022 Incentive Award Plan (the “2022 Plan”) was approved by our stockholders and became effective on the Closing Date. The 2022 Plan provides for the grant of stock options, including ISOs and NSOs, stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash-based awards. The 2022 Plan has a term of ten years.

Nogin, Inc.

Notes to Consolidated Financial Statements

The Company accounts for its employee stock-based compensation awards in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation. For stock-based awards, the Company measures compensation cost at fair value on the date of grant and recognizes compensation expense on a straight-line basis over the requisite service period during which the awards are expected to vest. Awards with a graded vesting schedule are amortized over the requisite service period for the entire award. The Company estimates grant-date fair value of its stock options using the Black-Scholes option pricing model.

Preferred Stock

The Company’s preferred stock is comprised of Series A convertible redeemable preferred stock and Series B convertible redeemable preferred stock. The preferred stock is classified as mezzanine equity on the balance sheets because they are redeemable at the option of the Series A and Series B preferred stockholders. The preferred stock is recorded at fair value on the date of issuance and has been adjusted to the greater of their carrying value or redemption value as of December 31, 2021.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses” (Topic 326). The FASB issued this update to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The amendments in this update replace the existing guidance of incurred loss impairment methodology with an approach that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments—Credit Losses,” which clarifies the scope of guidance in the ASU 2016-13. The updated guidance is effective for annual periods beginning after December 15, 2022 and interim periods with fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact the adoption of this standard will have on the financial statements.

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which improves Convertible Instruments and Contracts in an Entity’s Own Equity and is expected to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it.

The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas. ASU 2020-06 is effective for the Company beginning January 1, 2024, with early adoption permitted as of January 1, 2021. The Company early adopted the provisions of ASU 2020-06 effective January 1, 2022. There was no impact to the Company’s financial statements as a result of adoption.

Other recently issued accounting standards are not expected to have a material effect on the Company’s financial statements.

Nogin, Inc.

Notes to Consolidated Financial Statements

3.	PROPERTY AND EQUIPMENT

Property and equipment, net as of December 31, 2022 and December 31, 2021, consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Furniture and equipment	$2,406	$2,160
Leasehold improvements	572	536

Property and equipment, gross	2,978	2,696
Less accumulated depreciation	(1,383)	(907)

Property and equipment, net	$1,595	$1,789

Depreciation expense for property and equipment for the twelve months ended December 31, 2022 and 2021 was $545 thousand and $481 thousand, respectively.

4.	GOODWILL AND INTANGIBLE ASSETS

In connection with the Modcloth acquisition (Note 15), the Company recorded $6.7 million of goodwill.

The Company entered into a three-year master service agreement with a new customer for a $2.0 million contract acquisition fee on July 16, 2018. The agreement resulted in the acquisition of nine new contracts with different companies and brands. The cost is amortized over a three-year period, which ended in 2021.

In connection with the Betabrand and Modcloth acquisitions (Note 15), the Company’s amortization expense for capitalized software for the twelve months ended December 31, 2022 and 2021 was $224 thousand and $44 thousand, respectively.

As of December 31, 2022 and December 31, 2021, intangible assets consist of the following (in thousands):

	December 31, 2022	December 31, 2021
Contract acquisition cost	$2,000	$2,000
Software	1,166	1,174
Trade Name	4,617	—

	7,783	3,174
Less: Accumulated amortization	(2,290)	(2,062)

Intangible assets-net	$5,493	$1,112

5.	INVESTMENT IN UNCONSOLIDATED AFFILIATES

On April 6, 2021, the Company and Tiger Capital Group, LLC (“Tiger Capital”) formed a joint venture, Modcloth Partners, LLC (“Modcloth”). The Company and Tiger Capital each contributed $1.5 million into Modcloth and the Company owned 50% of the outstanding membership units. Tiger Capital provided the financing for the inventory, while the Company entered into a Master Services Agreement (“MSA”) with Modcloth to provide the e-commerce services (see Note 16). The Company accounted for its investment in ModCloth under the fair value option of accounting.

Nogin, Inc.

Notes to Consolidated Financial Statements

On December 1, 2022, Tiger Capital assigned its interest in Modcloth to the Company for $1.5 million, at which point Modcloth became a wholly-owned subsidiary of the Company. In addition, the Company paid the remaining balance of approximately $1 million on the inventory financing arrangement between Modcloth and Tiger Capital (Note 15).

As of December 31, 2021, the investment balance related to ModCloth was $6.4 million, and was included in investment in unconsolidated affiliates on the consolidated balance sheets. For the twelve months ended December 31, 2022, the Company recorded a decrease in fair value adjustment related to its ModCloth investment of $4.5 million included in changes in fair value of unconsolidated affiliates on the consolidated statements of operations.

On December 31, 2021, the Company and CFL Delaware, Inc. (“CFL”) formed a joint venture, IPCO, whereby Nogin contributed certain assets acquired from the BTB (ABC), LLC (“Betabrand”) acquisition (see Note 15) and entered into a MSA with IPCO to provide certain e-commerce services, marketing, photography, customer service and merchant credit card monitor fraud services (Note 16). Also, CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company accounts for its investment in IPCO under the fair value option of accounting. As of December 31, 2022 and December 31, 2021, the investment balance related to IPCO was $7.4 million and $7.1 million, respectively, and was included in investment in unconsolidated affiliates on the consolidated balance sheets. For the twelve months ended December 31, 2022, the Company recorded $1.6 million to other income, net related to the settlement of deferred revenue related to sale of finished inventory to IPCO. In addition, the Company recorded a fair value adjustment related to its IPCO investment of $271 thousand included in changes in fair value of unconsolidated affiliates on the consolidated statement of operations for the twelve months ended December 31, 2022.

The following table presents summarized financial information for the joint ventures for the twelve months ended December 31, 2022 and December 31, 2021 (in thousands):

	IPCO
	For the Twelve Months Ended December 31, 2022
Net revenue	$24,666
Gross margin	18,299
Net loss	(2,661)

	IPCO
	December 31, 2022	December 31, 2021
Current assets	$4,254	$2,596
Long term assets	5,509	6,130
Current liabilities	6,142	1,699
Long term liabilities	1,032	—

The Company’s ModCloth and IPCO investments are Level 3 fair value measurements. The Company utilized the following valuation methods to conclude on the fair value as of December 31, 2022:

- Discounted Cash Flow—The key unobservable input utilized was a discount rate of 21.8% for Modcloth and 18.2% for IPCO.

Nogin, Inc.

Notes to Consolidated Financial Statements

- Guideline Public Company Method—The Company utilized a revenue multiple of 0.7x for Modcloth and 0.5x for IPCO on current period forecasted revenues. The revenue multiple was derived from public peers of the Company.

- Guideline Transaction Method—The Company utilized a revenue multiple of 0.7x for Modcloth and 0.4x for IPCO on current period forecasted revenues. The revenue multiple was derived from public transactions in which the target companies were similar to the Company.

The following table summarizes the changes in the IPCO investment Level 3 fair value measurement (in thousands):

IPCO
Balance as of December 31, 2021	$7,133
Change in fair value	271

Balance as of December 31, 2022	$7,404

6.	CERTAIN LIABILITY ACCOUNTS

Accrued expenses and other current liabilities as of December 31, 2022 and December 31, 2021 were as follows (in thousands):

	December 31, 2022	December 31, 2021
Deferred revenue	$5,058	$4,524
Business Combination consideration payable	5,000	—
Accrued interest	1,622	—
Payroll and other employee costs	1,300	2,196
Sales tax payable	1,191	1,113
Accrued transaction costs	840	1,750
Inventory accrual	503	1,126
Deferred rent	—	1,573
Other accrued expenses and current liabilities	2,312	1,736

Total	$17,826	$14,018

Other long-term liabilities as of December 31, 2022 and December 31, 2021 were as follows (in thousands):

	December 31, 2022	December 31, 2021
Deferred transaction costs payable	$10,979	$—
Business Combination consideration payable	3,355	—
Deferred PIPE issuance costs payable	1,160	—
Standby agreement derivative liability	847	—
Legal settlement	621	—
PIPE principal accretion	617	—
Warrant liability	—	561
Other long-term liabilities	187	173

Total	$17,766	$734

Nogin, Inc.

Notes to Consolidated Financial Statements

7.	LONG-TERM DEBT

Convertible Notes and Indenture

On April 19, 2022, the Company, certain guarantors named therein (the “Notes Guarantors”) and certain investors named therein (each, a “Subscriber” and collectively, the “Subscribers”), entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which the Company agreed to issue and sell to the Subscribers immediately prior to the closing of the Business Combination (i) up to an aggregate principal amount of $75.0 million of 7.00% Convertible Senior Notes due 2026 (the “Convertible Notes”) at par value of the notes and (ii) up to an aggregate of 1.5 million warrants (the “PIPE Warrants”) with each whole PIPE Warrant entitling the holder thereof to purchase one share of Common Stock

On August 26, 2022, immediately prior to the closing of the Business Combination (the “Closing”), the Company issued $65.5 million aggregate principal amount of Convertible Notes and, as contemplated by the PIPE Subscription Agreements, the Company, the Note Guarantors and U.S. Bank Trust Company, National Association, as trustee, entered into an Indenture governing the Convertible Notes (the “Indenture”). The Convertible Notes were offered in a private placement under the Securities Act, pursuant to the PIPE Subscription Agreements. The Convertible Notes will mature on September 1, 2026 (the “Maturity Date”), unless earlier repurchased, redeemed or converted in accordance with their terms, and will accrue interest at a rate of 7.00% per annum, payable in cash. The Convertible Notes may be converted at any time (in whole or in part) into shares of Common Stock, at the option of the holder of such Convertible Note, based on the applicable conversion rate at such time. The initial conversion price is approximately $11.50 per share of Common Stock, based on an initial conversion rate of 86.9565 shares of Common Stock per $1,000 principal amount of Convertible Notes. For conversions with a conversion date on or after the first anniversary of the closing of the Transactions and prior to the regular record date immediately preceding the Maturity Date, the conversion consideration will also include an interest make-whole payment equal to the remaining scheduled payments of interest on the Convertible Note being converted through the Maturity Date. The Company will be able to elect to make such interest make-whole payment in cash or in Common Stock, subject to certain conditions. The conversion rate is subject to adjustments set forth in the Indenture, including conversion rate resets (x) on August 27, 2023, September 26, 2023 and September 26, 2024 and (y) following the consummation of certain equity and equity-linked offerings by the Company and sales of certain equity and equity-linked securities by certain shareholders of the Company. On August 27, 2023, the conversion rate will reset to the greater of (i) the then-current conversion rate and (ii) if the Standby Capital VWAP Sale Price (as defined below) is less than or equal to $7.50, the quotient of (x) $1,000 and (y) the volume weighted average sale price of shares of Common Stock sold under the Standby Agreement (as defined below) (the “Standby Capital VWAP Sale Price”). As of December 31, 2022, the Standby Capital VWAP Sale Price was $2.02.

Each holder of a Convertible Note will have the right to cause the Post-Combination Company to repurchase for cash all or a portion of the Convertible Notes held by such holder upon the occurrence of a “Fundamental Change” (as defined in the Indenture) at a price equal to (i) on or before September 26, 2023, 100% of the original principal amount of such Convertible Note, and (ii) from and after September 26, 2023, 100% of the accreted principal amount applicable at such time pursuant to the terms of the Indenture, in each case, plus accrued and unpaid interest.

The Indenture includes restrictive covenants that, among other things, require the Company to maintain a minimum level of liquidity on a consolidated basis and limit the ability of the Company and its subsidiaries to incur indebtedness above certain thresholds or to issue preferred stock, to make certain restricted payments, to dispose of certain material assets and engage in other asset sales, subject to reinvestment rights, to pay certain advisory fees in connection to the Transactions and the transactions contemplated by the PIPE Subscription

Nogin, Inc.

Notes to Consolidated Financial Statements

Agreements above a certain threshold, and other customary covenants with respect to the collateral securing the obligations created by the Convertible Notes and the Indenture, including the entry into security documents (in each case, subject to certain exceptions set forth in the Indenture); provided that the covenants with respect to (i) the making of restricted payments, (ii) the incurrence of indebtedness, (iii) the disposition of certain material assets and asset sales, (iv) liquidity, (v) the payment of advisory fees and (vi) the collateral securing the obligations created by the Convertible Notes and the Indenture shall terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding. The liquidity covenant would terminate if the Company achieves $175 million in consolidated revenue in the preceding four fiscal quarters. Certain of the Company’s subsidiaries will serve as Notes Guarantors that jointly and severally, fully and unconditionally guarantee the obligations under the Convertible Notes and the Indenture. The Indenture also requires certain future subsidiaries of the Post-Combination Company, if any, to become Notes Guarantors. This covenant will terminate once less than 15% of the aggregate principal amount of the Convertible Notes are outstanding. The Indenture also includes customary events of default and related provisions for potential acceleration of the Convertible Notes.

If the Company does not have an effective registration statement on file with the SEC within 90 days of the Closing Date, registering the underlying shares issuable upon conversion of the Convertible Notes, or fails to maintain the effectiveness of such registration statement, then additional interest would accrue on the outstanding principal of the Convertible Notes at a rate of (a) 0.25% per annum for the first 90 days commencing on the first business day following a ten business day grace period and (b) 0.50% per annum thereafter, in each case, until the Company cures the lapse of effectiveness. The Company accounts for such additional interest in accordance with ASC subtopic 825-20, Registration Payment Arrangements (“ASC 825-20”). ASC 825-20 specifies that the contingent obligation to make future payments under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument, should be separately recognized and accounted for as a contingency in accordance with ASC 450-20, Loss Contingencies. The registration statement was declared effective on November 14, 2022.

The Company elected to account for the Convertible Notes under the fair value option of accounting upon issuance of the Convertible Notes. At issuance the Company recognized the fair value of the Convertible Notes of $65.1 million with the remaining $0.4 million of proceeds received allocated to the PIPE Warrants. As of December 31, 2022, the fair value of the Convertible Notes was $62.5 million, of which $1.6 million, representing accrued interest, is included in accrued expenses and other current liabilities on the consolidated balance sheets. The loss on the increase in fair value of the Convertible Notes during the twelve months ended December 31, 2022 was $4.3 million of which $1.6 million is included in interest expense, which is recognized based on the effective interest method, and $2.7 million included in the change in fair value of convertible notes on the consolidated statements of operations.

The primary reason for electing the fair value option is for simplification and cost-benefit considerations of accounting for the Convertible Notes (the hybrid financial instrument) at fair value in its entirety versus bifurcation of the embedded derivatives. The fair value was determined using a binomial lattice valuation model. The significant inputs to the valuation of the Convertible Notes at fair value are Level 3 inputs since they are not directly observable. The significant assumptions used in the model are the discount rate of 15.76%, which is based on the company’s credit rating, volatility of 85.41% and 48 time-nodes.

As of December 31, 2022, there have been no interest or principal payments made on the Convertible Notes. The Company is in compliance with the minimum liquidity covenant as of December 31, 2022.

The Company did not timely make the payment of the accrued interest on the Convertible Notes due on March 1, 2023, resulting in a default. Such default for thirty (30) consecutive days of the payment on interest due

Nogin, Inc.

Notes to Consolidated Financial Statements

constitutes an Event of Default (as defined in the Indenture). In the event the Company does not make the interest payment on or prior to March 31, 2023 and no agreement is otherwise reached with the holders of the Convertible Notes, the trustee or holders of at least 25% in principal amount of the Convertible Notes may declare the principal and any interest immediately due and payable. The Company is in active negotiations with the holders of the Convertible Notes to resolve the default.

Line of credit

Effective January 14, 2015, the Company entered into a Revolving Credit Agreement with a financial institution that provided maximum borrowing under a revolving loan commitment of up to $2 million, bearing an interest rate of 2% plus prime rate as published by the Wall Street Journal. Effective July 3, 2020, the Company renewed the line of credit with the financial institution through May 31, 2021 that provided maximum borrowing under a revolving loan commitment of up to $5 million. In May 2021 the maturity date was extended to June 30, 2021 and then further extended to July 31, 2021. The line was then renewed on July 21, 2021 with an expanded credit limit of $8 million, a new maturity date of June 30, 2023 and an amended per annum interest rate of the greater of 2.25% plus prime rate as published by the Wall Street Journal or 5.50%. The line of credit was repaid and closed at the closing of the Business Combination.

Notes Payable

On August 11, 2021, the Company entered into a loan and security agreement (the “Note Agreement”) with a financial institution that provided for a borrowing commitment of $15 million in the form of promissory notes. In August 2021, the Company borrowed $10 million under the first tranche (“First Tranche Notes”). The Note Agreement had a commitment for additional second tranche borrowings of $5 million through June 30, 2022 (“Second Tranche Notes”). In October 2021, the Company borrowed the remaining $5 million committed under the Note Agreement. The borrowings under the Note Agreement were secured by substantially all assets of the Company.

The First Tranche Notes and Second Tranche Notes were due to mature on September 1, 2026 and November 1, 2026, respectively, and bore interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company was required to make interest-only payments on the first of each month beginning October 1, 2021 and December 1, 2021, respectively. Beginning October 1, 2023 and December 1, 2023, respectively, the Company would have been required to make principal payments of $278 thousand and $139 thousand, respectively, plus accrued interest on the first of each month through maturity. Upon payment in full of the First Tranche Notes and Second Tranche Notes, the Company was required to pay exit fees of $600 thousand and $300 thousand, respectively.

In December 2021, the Company borrowed an additional $1 million from the same financial institution, which was repaid in full on December 31, 2021. In addition, the Company borrowed an additional $5 million (“Third Tranche Notes”) that bore interest at a rate per annum of 6.25% plus the greater of 3.25% or the prime rate as published by the Wall Street Journal. The Company is required to make interest-only payments on the first of each month beginning February 1, 2022, with the full principal amount due on July 1, 2023. Upon payment in full, the Company was required to pay exit fees of $50 thousand.

In connection with the Note Agreement, the Company issued warrants to purchase up to 33,357 shares of common stock of the Company (the “Legacy Liability Warrants”) at an exercise price of $0.01 per share (Note 8). On the date of issuance, the Company recorded the fair value of the Legacy Liability Warrants as a discount to the First Tranche Notes which was being amortized into interest expense over the term of the First Tranche Notes using the effective interest method. The issuance costs were deferred over the repayment term of

Nogin, Inc.

Notes to Consolidated Financial Statements

the debt. Deferred issuance costs relate to the Company’s debt instruments, the short-term and long-term portions are reflected as a deduction from the carrying amount of the related debt.

In addition, the Company issued additional notes payable in July 2022 for proceeds of $3.0 million. Such notes payable matured on the earlier of (a) December 31, 2022 or (b) the close of the Business Combination. The amount due at maturity was $4.5 million. The Company elected to account for the additional notes payable under the fair value option of accounting.

The notes payable were repaid at the closing of the Business Combination.

Promissory Notes

During the second quarter of 2022, the Company entered into promissory notes with various individuals (the “Promissory Notes”), including current investors, members of management and other unrelated parties in exchange for cash in an amount equal to $7.0 million (the “Promissory Notes”). The Promissory Notes were due to mature on the earlier of (a) one year from issuance or (b) the closing of the Business Combination (Note 1) and bore per annum interest at the rate of 7.75% plus the greater of 3.50% or the prime rate as published by the Wall Street Journal. The Company was required to make nine interest-only payments, followed by three principal and interest payments. In connection with the Promissory Notes, the Company issued warrants (“Promissory Note Warrants”) to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share (Note 7). Upon payment in full of the Promissory Notes, the Company was required to make an additional final payment (“Final Payment”) of $3.5 million.

The Company elected to account for the Promissory Notes under the fair value option of accounting upon issuance of each of the Promissory Notes. At issuance the Company recognized the fair value of the Promissory Notes of $6.3 million with the remaining $0.7 million of proceeds received allocated to the Promissory Note Warrants.

The Promissory Notes were repaid at the closing of the Business Combination.

Paycheck Protection Program Loan

On April 14, 2020, the Company received loan proceeds of $2.3 million pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The PPP Loan had a maturity date of April 22, 2022 and bore interest at a rate of 1% per annum. The balance as of December 31, 2020 of $2.3 million is included in Paycheck Protection Program loan payable on the consolidated balance sheets. On September 17, 2021, the PPP Loan was forgiven in full including accrued interest thereon. As such, the Company recorded a gain on loan forgiveness during the twelve months ended December 31, 2021 of $2.3 million included in other income in the consolidated statement of operations.

8.	WARRANTS AND DERIVATIVES

In connection with the Note Agreement, on August 11, 2021 the Company granted Legacy Liability Warrants to purchase up to 33,357 shares of common stock at a price of $0.01 per share. The Legacy Liability Warrants were exercisable at any time through the tenth anniversary from the date of grant. The Legacy Liability Warrants had customary anti-dilution provisions for stock splits, stock dividends and recapitalizations of the Company’s common stock. In addition, in connection with issuance of the additional notes payable in July 2022, the Company granted additional Legacy Liability Warrants to purchase up to 13,343 shares of Common Stock that

Nogin, Inc.

Notes to Consolidated Financial Statements

had a fair value of $428 thousand at issuance. The Legacy Liability Warrants had been determined to be liability classified as the exercise price may be reduced and result in the issuance of additional shares in connection with the sale of the Company if such Legacy Liability Warrants are not assumed. The Legacy Liability Warrants were initially recorded at fair value with a corresponding debt discount (Note 7) at grant date and are subsequently remeasured to fair value each reporting period. The Company recorded a fair value loss on the Legacy Liability Warrants of $717 thousand for the twelve months ended December 31, 2022, respectively, which is included in other (loss) income, net on the consolidated statements of operations. The Company did not recognize a change in fair value on the Legacy Liability Warrants during the twelve months ended December 31, 2021. The fair value of the warrant liability as of December 31, 2021 was $561 thousand, and is included in other long-term liabilities in the consolidated balance sheets. The Legacy Liability Warrants were settled in connection with the closing of the Business Combination.

The Company had determined the warrant liability to be a Level 3 fair value measurement. The Company utilizes the Black-Scholes-Merton (“Black-Scholes”) model to determine the fair value of the Legacy Liability Warrants at each reporting date. The significant inputs utilized in the Black-Scholes model as of December 31, 2021 were as follows.

December 31, 2021
Common Stock Fair Value Per Share	$16.81
Exercise Price Per Share	$0.01
Volatility	75.7%
Risk-free rate	0.53%
Expected Dividend Rate	0.0%

The expected dividend rate was 0.0% as the Company has not and does not intend to pay dividends. The Company utilized the probability weighted expected return method (“PWERM”) to value the Company’s common stock.

The following table summarizes the changes in the warrant liability included in other long-term liabilities that were issued in connection with the Note Agreement (in thousands):

Warrant Liability
Balance as of December 31, 2021	$561
Legacy Liability Warrants issued	428
Change in fair value	717
Settlement of warrant liability in common stock	(1,706)

Balance as of December 31, 2022	$—

Restricted Stock Units

The Company did not grant any RSUs under the 2022 plan as of December 31, 2022. The RSUs would be issued upon vesting. The RSUs vest over a period of one to three years and are expected to be settled in shares upon vesting. Stock-based compensation expense is recognized on a straight-line basis through the vesting date of the RSUs. There were no unrecognized stock-based compensation expense related to the unvested RSUs as of December 31, 2022.

Nogin, Inc.

Notes to Consolidated Financial Statements

Convertible Note Warrants

The Company issued the PIPE Warrants in connection with the Convertible Notes issuance. There were 1,396,419 PIPE Warrants issued to purchase common stock of the Company at $11.50 per share. The PIPE Warrants are redeemable for $0.01 once the Company’s stock prices reaches $18.00 per share. The PIPE Warrants are equity classified. Approximately $377 thousand of the proceeds upon issuance of the Convertible Notes was allocated to the PIPE Warrants along with an immaterial amount of issuance costs.

Other Warrants

The Company had also granted Legacy Equity Warrants in 2017 and 2018 to purchase 100,000 shares of common stock at a price of $0.96 per share. 75,000 of such warrants were set to expire on January 12, 2027 and the remaining 25,000 were set to expire on July 20, 2028. The Legacy Equity Warrants were fully vested and exercisable at the Holder’s option at any time. Any shares not exercised at time of an acquisition would have automatically been deemed to be cashless exercised. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the consolidated balance sheet. These warrants were settled in connection with the closing of the Business Combination.

In addition, in connection with the Promissory Notes, the Company issued the Promissory Note Warrants to purchase up to 31,024 shares of common stock of the Company at an exercise price of $0.01 per share. The Promissory Note Warrants are fully vested and exercisable at the Holder’s option at any time. Under the applicable accounting literature, these warrants meet the criteria to be classified as permanent equity within the equity section of the consolidated balance sheet. These warrants were settled in connection with the closing of the Business Combination.

Standby Agreement Derivative Liability

In connection with the Business Combination, Legacy Nogin acquired from SWAG a derivative liability associated with agreements entered into by SWAG prior to the Closing Date. SWAG entered into an agreement with a financial institution (the “Financial Institution”), whereby the Financial Institution purchased SWAG Class A common stock from third parties prior to the Closing Date (the “Standby Agreement”). At the Closing Date, the Company paid the Financial Institution 80% of the Financial Institution’s aggregate purchase price of such shares of SWAG Class A common stock. After the Closing Date, the Financial Institution may sell the shares purchased pursuant to the Standby Agreement and keep all the proceeds of such sales until they have recouped the remaining 20% of the aggregate purchase price of the shares purchased prior to the Closing Date. After such time, proceeds from the sale of such shares would be paid to the Company less a liquidity fee equal to 3.5% of the proceeds from such sales. If the Financial Institution has not fully recouped the aggregate purchase price of the shares purchased prior to the Closing Date by August 26, 2026, the Company would be obligated to pay the remaining amount due to the Financial Institution on such date. Any remaining unsold shares as of August 26, 2026 would be returned to the Company.

In addition, SWAG entered into a subscription agreement (the “Subscription Agreement”) with the same Financial Institution whereby the Financial Institution purchased 517,079 shares of Common Stock at a purchase price of $10.17 per share at the closing of the Business Combination and paid the Company an amount equal to 20% of the purchase price. The Subscription Agreement was structured similarly to the Standby Agreement between the Company and the Financial Institution regarding the timing and amount of future payments, as well as the return of any unsold shares at maturity.

The Company concluded the Standby Agreement would be accounted for as a derivative in its entirety in accordance with ASC 815-10, and the structured payments within the Subscription Agreement was considered an

Nogin, Inc.

Notes to Consolidated Financial Statements

embedded feature in the Subscription Agreement that met the definition of a derivative and required bifurcation from the Subscription Agreement, as it is not clearly and closely related to the Subscription Agreement and would be accounted for in accordance with ASC 815-10 (together the “Standby Agreement Derivative”). The Standby Agreement Derivative was not entered in to for hedging purposes. The Company accounted for the Standby Agreement Derivative acquired at fair value upon the closing of the Business Combination. The Company will continue to account for the Standby Agreement Derivative at fair value each reporting period in accordance with ASC 815-10.

The Company engaged a third-party valuation specialist to assist with the fair value assessment. The acquisition date fair value at the closing of the Business Combination was $2.0 million. The fair value as of December 31, 2022 of the Standby Agreement Derivative liability is $0.8 million and is recognized in other long-term liabilities on the consolidated balance sheets. The change in fair value of the Standby Agreement Derivative liability for the twelve months ended December 31, 2022 of $1.1 million is recorded in change in fair value of derivatives on the consolidated statements of operations.

9.	FAIR VALUE MEASUREMENTS

The Company applies the provisions of FASB Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.

The Company applies the provisions of ASC 820 to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company defines fair value as an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

In determining fair value, the Company utilized valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counter party credit risk and nonperformance risk in its assessment of fair value.

The carrying value of the Company’s short-term financial instruments, such as cash, restricted cash, accounts receivable, notes payable, and accounts payable, approximate the fair value due to the immediate or short-term maturity of these instruments. As of December 31, 2022, the Company no longer has recurring measurements for

Nogin, Inc.

Notes to Consolidated Financial Statements

warrant liability. Further, the Company has elected to apply the fair value option of accounting for its Convertible Notes and equity investments in unconsolidated affiliates. The Company is required to present the fair value of the Standby Agreement derivative liability each reporting period. The following details the Company’s recurring measurements for assets and liabilities at fair value (in thousands):

	December 31, 2022	December 31, 2021
Warrant liability (Level 3) – Note 8	$—	$561
Investment in unconsolidated affiliates (Level 3) – Note 5	7,404	13,570
Convertible Note (Level 3) – Note 7	60,852	—
Standby Agreement derivative liability (Level 3) – Note 8	847	—
Non-current Business Combination Cash Consideration (Level 3)	3,355	—

Deferred Business Combination cash consideration

In connection the Business Combination, Legacy Nogin equityholders elected to receive $15.0 million of the merger consideration in cash. In order to meet conditions to close the Transactions, the Company paid $4.1 million of the $15.0 million cash consideration at the Closing Date. Of the $10.9 million in deferred cash consideration, $5.0 million is payable, subject to certain conditions, on February 21, 2023, and is included in accrued expenses and other current liabilities as of December 31, 2022 on the consolidated balance sheets (the “Current Cash Consideration”). The remaining $5.9 million (the “Non-current Cash Consideration”) is payable, subject to certain conditions, on the earlier of (a) the date on which the Company completes a primary offering of equity securities that generates gross proceeds to the Company equal to or in excess of $15.0 million and (b) November 25, 2026. In the event the conditions to paying cash consideration are not met and cash consideration remains unpaid as of November 25, 2026, the unpaid cash consideration will be settled in shares of the Company’s common stock with the number of shares issued determined based on the quotient of unpaid cash consideration divided by the 10-day volume weighted average trading price of the Company’s common stock on NASDAQ. The Company elected to account for the Non-current Cash Consideration of $5.9 million under the fair value option of accounting under ASC 825-10. At the Closing Date, the fair value of the Non-current Cash Consideration was $4.2 million. In connection with the reverse recapitalization, the cash consideration would be akin to a distribution of capital. As a result, the Company recorded the fair value of the distribution at the Closing Date of $13.3 million, which included the $4.1 million paid at the Closing Date, $5.0 million Current Cash Consideration and $4.2 million Non-current Cash Consideration, against accumulated deficit. As of December 31, 2022, the fair value of the Non-current Cash Consideration was $3.4 million which is included in other long-term liabilities on the consolidated balance sheets. The change in fair value from the Closing Date for the twelve months ended December 31, 2022 of $0.8 million is included in other (loss) income, net on the consolidated statements of operations.

The significant inputs to the valuation of the deferred cash consideration at fair value are Level 3 inputs since they are not directly observable. The Company primarily used a discounted cash flow method to value the deferred cash consideration, based on the expected future payment discounted to present value. The significant input is the discount rate of 15.76% which is based on the Company’s credit rating.

Nogin, Inc.

Notes to Consolidated Financial Statements

10.	INCOME TAXES

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following (in thousands):

	For the Year Ended December 31,
	2022	2021
Current:
Federal	$—	$—
State	—	1

Total	—	1

Deferred:
Federal	(273)	371
State	(507)	803

Total	$(780)	$1,174

Income tax (benefit) expense	$(780)	$1,175

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 are as follows:

	For the Year Ended December 31,
	2022	2021
U.S. federal statutory tax rate	21.0%	21.0%
State income taxes, net of federal benefit	0.8%	57.2%
PPP Loan	0.0%	(42.9)%
Return to provision	0.0%	10.5%
Transaction costs	1.2%	—%
Other adjustments	0.1%	1.8%
Change in valuation allowance	-21.6%	58.3%

Effective tax rate	1.5%	105.9%

The tax effects of significant items comprising the Company’s deferred taxes as of December 31, 2022 and 2021 are as follows (in thousands):

	For the Year Ended December 31,
	2022	2021
Deferred Tax Assets:
Net operating loss and other tax attributes carryforwards	17,041	4,950
Accrued expenses	150	343
163(j) interest limitation	2,489	166
Amortization	1,433	58
Transaction costs	2,108	—
Lease liabilities	5,886	—
Other deferred tax assets	735	231

	29,842	5,748

Nogin, Inc.

Notes to Consolidated Financial Statements

	For the Year Ended December 31,
	2022	2021
Deferred Tax Liabilities:
Depreciation	(66)	(73)
Unrealized gain (loss) on joint venture	(998)	(2,541)
Right of use assets	(5,239)	—
Debt	(696)	—
Other deferred tax liabilities	—	(26)

	(6,999)	(2,640)

Valuation allowance	(23,237)	(4,282)

Net deferred tax liability	(394)	(1,174)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, future tax projections and availability of taxable income in the carryback period, the Company recorded a valuation allowance against the Federal and State deferred tax assets of $21.6 million.

As of December 31, 2022, the Company has federal net operating loss (“NOL”) of approximately $52.2 million and state NOL of $68.7, which begin to expire in 2033. As of December 31, 2021, the Company has federal NOL of approximately $17.5 million and state NOL of $18.1, which begin to expire in 2031.

Utilization of the net operating loss and research tax credit carryforwards are subject to an annual limitation based on changes in ownership, as defined by Section 382 and 383 of the Internal Revenue Code of 1986, as amended. The Company has not completed a study to assess NOL’s under IRC Section 382. The Company will perform an analysis when the Company reaches a position of taxable income requiring the use of NOL carryforwards.

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The company is not currently under any audits.

As of December 31, 2022 and 2021, the Company had no uncertain tax positions or potential losses related to uncertain tax positions.

11.	PREFERRED STOCK

The Company previously issued two series of preferred stock (Series A and Series B). Information related to these issuances of stock is as follows:

Series A convertible redeemable preferred stock (“Series A”)

On May 14, 2014, 2,042,483 Series A shares were issued, with a par value of $0.0001 per share, in exchange for $3.1 million.

Series B convertible redeemable preferred stock (“Series B”)

On June 2, 2017, 1,459,462 Series B shares were issued, with a par value of $0.0001 per share, in exchange for $4.3 million.

Nogin, Inc.

Notes to Consolidated Financial Statements

Redemption

At the election of the Series A preferred stockholders at any time following March 31, 2018, the Company could be required to redeem the Series A preferred stock at a redemption price equal to $2.295 per share plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24- month period. Series A preferred stockholders had certain defined registration rights outlined in the Series A Preferred Stock Purchase Agreement executed in May 2014.

At the election of the Series B preferred stockholders at any time following March 31, 2020, the Company could be required to redeem the Series B preferred stock at a redemption price equal to $4.45335 per share plus any accrued and unpaid dividends and to structure the redemption payments as equal installments paid quarterly over a 24-month period.

Conversion

The Series A and Series B preferred stock were convertible to common stock at the election of a majority of the preferred shareholders or via automatic conversion upon the occurrence of a firm initial public offering, as defined in the stock purchase agreement. The Series A and Series B preferred stock could be converted to equal number of shares of common stock. The conversion rate was subjected to adjustments for stock dividends, stock splits and other such equity transactions.

Voting

Each Series A and Series B preferred stockholder was entitled to the number of votes equal to the number of shares of common stock into which such preferred shares of Series B and Series A could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and had voting rights and powers equal to the voting rights and powers of the common stockholders and were entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

Liquidation

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) or any asset transfer or acquisition, before any distribution or payment was made to the holders of any Series A preferred stock or the holders of any common stock, the holders of Series B preferred stock were entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B preferred stock held by them, an amount per share of Series B preferred stock equal to the greater of (i) two times (2x) the Series B Original Issue Price ($2.9689) plus all declared and unpaid dividends on the Series B preferred stock, and (ii) such amount per share that was payable when all shares of Series B preferred stock were converted into shares of common stock immediately prior to such Liquidation Event or such asset transfer or acquisition. As of December 31, 2021 and 2020, the holders of the shares of Series B preferred stock were entitled to a liquidation preference of approximately $8.7 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

Upon any Liquidation Event, before any distribution or payment was made to the holders of any common stock, the holders of Series A preferred stock were entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A preferred stock held by them, an amount per share of Series A preferred stock equal to two times (2x) the Original Issue Price of $1.53, plus all declared and unpaid dividends on the Series preferred stock.

Nogin, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, the holders of the shares of Series A preferred stock were entitled to a liquidation preference of approximately $6.3 million in the event of any liquidation, dissolution or winding up of the Company as of such year end.

After the payment of the full liquidation preferences of the Series A preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.

Dividend Rights

So long as any preferred shares of Series B and Series A were outstanding, the Company could not pay or declare any dividend, whether in cash or property, or make any other distribution on the common stock, or purchase, redeem or otherwise acquire for value any shares of common stock, except for: (i) acquisitions of common stock by the Company pursuant to agreements that permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; (ii) acquisitions of common stock in exercise of the Company’s right of first refusal to repurchase such shares; or (iii) distributions to holders of common stock in accordance with Sections 3 and 4 of the Company’s third amended and restated certificate of incorporation. In the event dividends were paid on any share of Common Stock, the Company could pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. Such dividends were payable only when, as and if declared by the board of directors of the Company. Upon the closing of the Business Combination, the outstanding shares of preferred stock were converted into shares of common stock of the post combination company at an exchange ratio of 4.34, and then further affected by the one-to-twenty reverse stock split.

As part of the Business Combination, all of the convertible preferred stock of Legacy Nogin, (including both the Series A preferred stock and Series B preferred stock) were converted into approximately 760 thousand shares of the Company’s Common Stock. As a result of the conversion of the Series A preferred stock and Series B preferred stock, the Company reclassified the amounts previously recorded in mezzanine equity to additional paid-in capital.

Subsequent to the Business Combination, the Company is authorized to issue 50 million shares of preferred stock with a par value of $0.0001 per share. There were no shares of preferred stock issued and outstanding as of December 31, 2022.

12.	COMMON STOCK

Holders of common stock are entitled to one vote per share and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to common stockholders. The holders of common stock have no preemptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Common stock is subordinate to the preferred stock with respect to rights upon liquidation of the Company.

13.	STOCK COMPENSATION PLAN

In 2013, Legacy Nogin adopted the 2013 Plan pursuant to which the Legacy Nogin was authorized to issue stock options or nonvested shares to officers and key employees in an amount up to 132,770 shares of its common stock. In connection with the Business Combination, the Company adopted the 2022 Plan, which became effective on the Closing Date. The aggregate number of shares of the Company’s common stock available for

Nogin, Inc.

Notes to Consolidated Financial Statements

issuance under the 2022 Plan is equal to (i) 255,147 shares plus (ii) an annual increase for ten years on the first day of each calendar year beginning on January 1, 2023, equal to the lesser of (A) 15% of the aggregate number of shares of the Company’s common stock outstanding on the last day of the immediately preceding calendar year and (B) such smaller amount of shares as determined by the Company’s board of directors. Following the effectiveness of the 2022 Plan, the Company will not grant additional awards under the 2013 Plan.

At December 31, 2022 and 2021, there were 59,028 and 90,224 shares available respectively, for grant under the Company’s stock incentive plans.

Stock Options

Stock options have been granted under the 2013 Plan. Such options have a 10-year term and generally vest ratably over a period of four years. Summary information related to stock options outstanding as of December 31, 2022 and 2021 is as follows:

Outstanding Stock Options
Outstanding at January 1, 2021	47,971
Granted	—
Exercised	—
Forfeited / Terminated	(5,425)

Outstanding at December 31, 2021	42,546

Granted	87,323
Exercised	(9,957)
Forfeited / Terminated	(46,171)

Outstanding at December 31, 2022	73,741

The weighted average exercise price of the outstanding options was $255.40 and $57.00 per share as of December 31, 2022 and 2021, respectively, 46,660 and 35,468, respectively, of which are fully vested and exercisable as of December 31, 2022 and 2021, respectively.

The Company recognized $130 thousand and $52 thousand in stock compensation expense for the year ending December 31, 2022 and 2021, respectively. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. At the time of grant of the options, shares were not publicly traded and were rarely traded privately. As a result, expected volatility was computed based on the historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield to curve in effect at the time of grant.

The Company has no history or expectations of paying dividends on its common stock.

The following table summarizes the assumptions used in the calculation of the fair market value for awards granted during the year ended December 31, 2022:

Valuations assumptions

Expected dividend yield	—%
Expected volatility	55%
Expected term (years)	6
Risk-free interest rate	1.9%

Nogin, Inc.

Notes to Consolidated Financial Statements

14.	RETIREMENT PLAN

The Company sponsors a defined contribution retirement plan (the “Plan”) under the provisions of section 401(k) of the Internal Revenue Code for the benefit of substantially all employees. The Company does not match contributions to the Plan.

15.	ACQUISITIONS

On December 2, 2021, the Company acquired the assets of Betabrand through a credit bid of $7.0 million on Betabrand’s outstanding indebtedness. The Company engaged a third-party valuation specialist to assist with the purchase price valuation, which resulted in goodwill of $3.1 million. The following table summarizes the finalized fair value of the assets and assumed liabilities (in thousands):

As of December 2, 2021
Acquired assets
Inventory	$2,408
Other current assets	741
Property and equipment	26
Internal-use software and website	348
Intangible assets
Customer relationships	2,538
Developed technology	748
Trade name	438
Security Deposits	19

Total identifiable assets	$7,266
Liabilities assumed
Accounts payable	$151
Deferred revenue	3,224

Total liabilities	$3,375

On December 31, 2021, the Company and CFL entered into a Limited Liability Operating Agreement (the “LLC Agreement”), whereby Nogin contributed certain assets acquired from the Betabrand acquisition and entered into a MSA with IPCO to provide certain e-commerce services, marketing, photography, customer service and merchant credit card monitor fraud services; and CFL entered into a Master Supply Agreement with IPCO and agreed to procure the supply of inventory to IPCO, provide manufacturing, fulfillment, logistics and warehousing services for the inventory. The Company and CFL each received fifty percent ownership.

Prior to December 1, 2022, the Company owned a 50% equity interest in a joint venture, ModCloth Partners, LLC. (“Modcloth”), which was accounted for under the fair value option of accounting. On December 1, 2022, the Company acquired the remaining 50% equity interest in Modcloth (the “Modcloth Acquisition”) from Tiger Capital Group, LLC (“Tiger Capital”), pursuant to Tiger Capital’s exercise of their put option to require the Company to purchase all of Tiger Capital’s equity interest for $1.5 million in cash. As a result of the Modcloth Acquisition, Modcloth is now a wholly owned consolidated subsidiary of the Company.

Total purchase consideration in connection with the Modcloth Acquisition was $6.9 million, including $1.5 million in cash and $5.4 million for the settlement of a preexisting relationship. Under the terms of the Modcloth Tiger Assignment (“Equity Assignment Agreement”), control of Modcloth transferred to the Company on December 1, 2022 (the “Acquisition Date”). Cash consideration was funded with cash previously recorded as

Nogin, Inc.

Notes to Consolidated Financial Statements

restricted cash in our consolidated balance sheets as of December 31, 2022. We did not incur material fees and expenses in connection with the Modcloth Acquisition.

Prior to the closing of the Modcloth Acquisition, the Company accounted for the existing 50% equity interest in Modcloth using the fair value option of accounting. As of September 30, 2022 the Company’s investment in Modcloth had a fair value and carrying value of $4.5 million. The Company accounted for the acquisition of the remaining 50% equity interest in Modcloth as a step acquisition, which required remeasurement of the Company’s existing 50% ownership interest in Modcloth to fair value as of December 1, 2022. The Company utilized weighted discounted cash flow, guideline public company and comparable market transaction valuation approaches to determine the fair value of the existing equity interest. This resulted in a fair value of $1.92 million and the recognition of a loss of $2.58 million, which was included in Change in fair value of unconsolidated affiliates on the consolidated statements of operations.

The Modcloth Acquisition was accounted for as a business combination by applying the acquisition method of accounting pursuant to ASC Topic 805, “Business Combinations”.

The following table summarizes the purchase price consideration in connection with the Modcloth Acquisition as of December 1, 2022 (amounts in thousands):

Total cash consideration	$1,500
Settlement of pre-existing relationship (a)	5,415

Total consideration	6,915
Fair value of previously held equity interest	1,920

Total	8,835

(a)

Effective settlement of pre-existing accounts receivable of $5.4 million for services provided to Modcloth under the Company’s Master Services Agreement with Modcloth and additional operational funding provided by the Company to Modcloth. The $5.4 million accounts receivable balance as of the acquisition date was based on the Company’s estimate of the amount that will ultimately be collected from Modcloth.

Nogin, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the preliminary fair values of the assets acquired, liabilities assumed and resulting goodwill in the Modcloth Acquisition as of December 1, 2022 (amounts in thousands):

As of December 1, 2022
Acquired assets
Cash	$3
Accounts receivable, net	25
Inventory	4,787
Prepaid expenses and other current assets	30
Property and equipment, net	108
Right-of-use asset, net	895
Other non-current asset	80
Intangible assets, net	4,610
Goodwill	6,748

Total acquired assets	$17,286
Liabilities assumed
Accounts payable	$5,544
Accrued expenses and other liabilities	2,908

Total liabilities assumed	$8,452

The fair value of Modcloths’s identifiable intangible assets and useful lives are as follows (amounts in thousands, except years):

	Fair Value	Useful Life (Years)
Trade name	4,610	10

Total identifiable intangible assets	$4,610

Fair value measurement methodology used to estimate the fair value of the trade name is based on the relief from royalty method, which estimates the value of the trade names based on the hypothetical royalty payments that are saved by owning the asset. Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, and (iii) the assessment of the asset’s life cycle.

The goodwill of $6.7 million represents future economic benefits expected to arise from synergies from combining operations and commercial organizations to increase market presence and the extension of existing customer relationships. The goodwill recorded is not deductible for income tax purposes.

The amounts of revenue and loss from operations of Modcloth included in the Company’s Consolidated Statements of Operations from the Modcloth Acquisition Date to December 31, 2022 are not considered material.

16.	RELATED PARTY TRANSACTIONS

The Company provides services to its joint ventures, ModCloth and IPCO under Master Services agreements (“MSA”), which were entered into on April 25, 2021 and December 31, 2021, respectively.

Nogin, Inc.

Notes to Consolidated Financial Statements

Prior to December 1, 2022, the Company owned a 50% equity interest in a joint venture, ModCloth Partners, LLC. (“Modcloth”), which was accounted for under the fair value option of accounting. On December 1, 2022, the Company acquired the remaining 50% equity interest in Modcloth (the “Modcloth Acquisition”) from Tiger Capital Group, LLC (“Tiger Capital”), pursuant to Tiger Capital’s exercise of their put option to require the Company to purchase all of Tiger Capital’s equity interest for $1.5 million in cash. As a result of the Modcloth Acquisition, Modcloth is now a wholly owned consolidated subsidiary of the Company, and the results of Modcloth are consolidated into the results of the company post-assignment. Sales under the MSA to ModCloth prior to the assignment were $5.5 million for the eleven months ended November 30, 2022. As of December 31, 2021, the Company had receivables from ModCloth of $7.7 million, which were included in related party receivables on the consolidated balance sheets. As of December 1, 2022, the Company had receivables from Modcloth of approximately $9.0 million. Approximately $3.6 million of these receivables were written off and the remaining $5.4 million was accounted for as consideration as part of the acquisition.

Sales under the MSA to IPCO were $6.9 million for the twelve months ended December 31, 2022. In addition, the Company sold inventory to IPCO for $0.6 million during the first quarter of 2022, which such amount is included in net revenue to related parties in the consolidated statement of operations. As of December 31, 2022, the Company had payables to IPCO of $1.0 million, which was included in related party payables on the consolidated balance sheets.

During the second quarter of 2022, the Company issued a portion of the Promissory Notes described in Note 7 to certain principal owners and members of management of the Company which have been identified as related parties. The Company received proceeds in connection with the Promissory Notes to related parties of $2.0 million at issuance of which $0.2 million was allocated to the Promissory Note Warrants. The Company paid $3.1 million to settle the Promissory Notes at the closing of the Business Combination.

One of the Company’s co-chief executive officers and his immediate family member (together, the “PIPE Related Parties”) were investors in the PIPE issuance of Convertible Notes (Note 7) for total proceeds of $1.5 million, which is included in proceeds from PIPE convertible note issuance in the consolidated statements of cash flows for the twelve months ended December 31, 2022. In addition to the $1.5 million in Convertible Notes, the PIPE Related Parties also received 32,142 equity classified Convertible Note Warrants (Note 8). As of December 31, 2022, the fair value of the Convertible Notes with the PIPE Related Parties was $1.7 million, which is included in Convertible Notes on the consolidated balance sheets. The terms of the Convertible Notes with the PIPE Related Parties are consistent with the rest of the Convertible Note holders.

17.	REVENUE

Disaggregation of Revenue

The Company has five major streams of revenue. CaaS service revenue, product revenue and shipping revenue are considered transferred to customers at the point of sale. Marketing and other revenue (other than B2C fulfillment services for rental space) are considered transferred to customers when services are performed. Thus, these revenues streams are recognized at a point in time. B2C fulfillment services for rental space is recognized over time.

Nogin, Inc.

Notes to Consolidated Financial Statements

The following table presents a disaggregation of the Company’s revenues by revenue source for the twelve months ended December 31, 2022 and 2021 (in thousands):

	Twelve Months Ended December 31,
	2022	2021
Commerce-as-a-Service Revenue	$23,644	$19,830
Product sales revenue	41,540	51,346
Marketing revenue	15,482	19,249
Shipping revenue	9,660	7,030
Other revenue	4,145	3,893

Total revenue	$94,471	$101,348

18.	SEGMENT REPORTING

The Company conducts business domestically and our revenue is managed on a consolidated basis. Our Chief Executive Officer, Jonathan S. Huberman, who is our Chief Operating Decision Maker, reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results, and plans for levels, components, or types of products or services below the consolidated unit level. Accordingly, the Company is considered to be a single reportable segment.

All of the Company’s long-lived assets and external customers are located within the United States.

19.	EARNINGS PER SHARE

Basic and diluted net income (loss) per share are computed using the two-class method as required when there are participating securities. The Company’s redeemable convertible preferred stock are participating securities as the holders of the redeemable convertible preferred stock are entitled to participate with in dividends with common stock. In periods of net income, net income is attributed to common stockholders and participating securities based on their participating rights. Net losses are not allocated to the participating securities as the participating securities do not have a contractual obligation to share in any losses. The following table presents the Company’s basic and diluted net income (loss) per share:

	Twelve Months Ended December 31,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Basic EPS
Net (loss) income	$(52,726)	$(65)
Less: Undistributed earnings attributable to participating securities	—	—

Net (loss) income attributable to common stockholders-basic	$(52,726)	$(65)

Denominator: Basic EPS
Weighted average shares of common stock outstanding-basic	2,452,082	1,981,097
Net (loss) income per share attributable to common stock-basic	$(21.50)	$(0.03)

Nogin, Inc.

Notes to Consolidated Financial Statements

	Twelve Months Ended December 31,
(In thousands, except share and per share amounts)	2022	2021
Numerator: Diluted EPS
Net income (loss) attributable to common stockholders-diluted	$(52,726)	$(65)
Denominator: Diluted EPS
Adjusted weighted average shares of common stock outstanding-basic	2,452,082	1,981,097
Dilutive potential shares of common stock:
Options to purchase shares of common stock	—	36,414
Warrants to purchase shares of common stock	—	27,302

Weighted average shares of common stock outstanding-diluted	2,452,082	2,044,813

Net income (loss) per share attributable to common stock-diluted	$(21.50)	$(0.03)

The Company’s potentially dilutive securities below, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive.

Weighted-average number of potentially anti-dilutive shares excluded from calculation of dilutive earnings per share

	Twelve Months Ended December 31,
	2022	2021
Series A convertible, redeemable preferred shares	289,006	443,224
Series B convertible, redeemable preferred shares	206,510	316,707
Stock-based compensation awards	370,075	—
Legacy Nogin Warrants	28,639	—
PIPE Warrants	24,294	—
SWAG Warrants	372,070	—
Shares Underlying Convertible Notes	99,089	—

20.	MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT

Significant changes in the Company’s mezzanine equity and shareholders’ deficit during the twelve months ended December 31, 2022 were as follows:

Common Stock

Subsequent to the Business Combination, the Company authorized up to 500 million shares of common stock with a par value of $0.0001 per share. Each share of common stock entitles the shareholder to one vote.

Preferred Stock

As part of the Business Combination, all of the convertible preferred stock of Legacy Nogin, (including both the Series A preferred stock and Series B preferred stock) were converted into approximately 760 thousand shares of

Nogin, Inc.

Notes to Consolidated Financial Statements

the Company’s Common Stock. As a result of the conversion of the Series A preferred stock and Series B preferred stock, the Company reclassified the amounts previously recorded in mezzanine equity to additional paid-in capital.

Subsequent to the Business Combination, the Company is authorized to issue 50 million shares of preferred stock with a par value of $0.0001 per share. There were no shares of preferred stock issued and outstanding as of December 31, 2022.

21.	OPERATING LEASES

The Company has entered into lease agreements for offices and warehouses located in California and Pennsylvania.

On January 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02 and all subsequent amendments, collectively codified in ASC Topic 842, “Leases” (“ASC 842”), using the modified retrospective transition method. Accordingly, comparative period financial information was not restated for the effects of adopting ASC 842.

As of the date of adoption on January 1, 2022, the impact of ASC 842 resulted in the recognition of a right-of-use asset (“ROU asset”) and lease liability for our operating leases on our consolidated balance sheets of approximately $13.0 million and $15.1 million, respectively.

Lease liabilities were recognized based on the present value of remaining lease payments over the remaining lease term. ROU assets were recognized utilizing the lease liability as of January 1, 2022 adjusted for certain ASC 840 operating lease related balances. As the Company’s operating lease agreements do not provide a rate implicit in the lease, we discounted the remaining lease payments using an estimated incremental borrowing rate, which was based on the information available at the adoption date. Operating lease cost is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and other operating costs are expensed as incurred. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The adoption of this new guidance did not have a material net impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Our operating leases primarily consist of office space, distribution centers and equipment used within our operations. Most of the leases have lease terms ranging from three to eight years, although the terms and conditions of our leases can vary significantly from lease to lease.

The following schedule represents the components of the Company’s operating lease assets as of December 31, 2022 (in thousands):

Leases	Classification	December 31, 2022
Assets
Operating	Operating lease right-of-use assets	$17,391
Liabilities
Operating lease liabilities (current)	Operating lease liabilities, current	$4,367
Operating lease liabilities (non-current)	Operating lease liabilities, non-current	15,223

Nogin, Inc.

Notes to Consolidated Financial Statements

The following schedule represents the components of lease expense for the fiscal year ended December 31, 2022 (in thousands):

December 31, 2022
Lease Costs:
Operating lease costs	$4,576
Variable lease costs	—
Short-term lease costs	—
Sublease income	—

Total lease costs	$4,576

As of December 31, 2022, the Company’s maturity of operating lease liabilities for the next five years and thereafter are as follows (in thousands):

Operating Leases
2023	$5,580
2024	5,173
2025	5,279
2026	3,529
2027	2,222
Thereafter	899

Total lease payments	22,682
Less: imputed interest	(3,092)

Total operating lease payments	$19,590

Other operating leases information:

Cash paid for amounts included in the measurement of lease liabilities	$3,870
Right-of-use assets obtained in exchange for new lease liabilities	$8,188
Weighted-average remaining term (in years)	4.3
Weighted-average discount rate	6.9%

22.	COMMITMENTS AND CONTINGENCIES

In accordance with ASC 840, the following is a schedule by years of future minimum lease payments required under the operating leases that have initial or noncancelable lease terms in excess of one year as of December 31, 2021.

Fiscal year ending December 31:
2022	$3,017
2023	1,272
2024	873
2025	900
2026	927
Thereafter	1,853

Total minimum lease payments	$8,842

Nogin, Inc.

Notes to Consolidated Financial Statements

In July 2018, the Company assumed the operating lease for office space of the entity with which an asset purchase agreement (APA) was executed. The monthly lease payment is $75 thousand and expires in May 2023. The future minimum lease payments are included in the table above. The Company subleased the office space to a third-party in December 2018 for approximately $87 thousand per month. The sublease agreement will expire in May 2023. The sublessee terminated the sublease arrangement in the third quarter of 2022. As such, the Company recognized a loss on the remaining rental income of $500 thousand for the twelve months ended December 31, 2022 in other expenses on the consolidated statement of operations.

Litigation

In the ordinary course of business, the Company may face various claims brought by third parties and the Company may, from time to time, make claims or take legal actions to assert its rights, including intellectual property disputes, contractual disputes, and other commercial disputes. Any of these claims could subject the Company to litigation. As of December 31, 2022, there are no claims that would cause a material impact on the consolidated financial statements.

Indemnities

The Company’s directors and officers agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities.

These indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying consolidated balance sheets.

23.	REVERSE STOCK SPLIT

On March 18, 2023, the Company’s Board of Directors approved a one-for-twenty reverse stock split of its common stock. The reverse stock split became effective upon filing of a certificate of amendment to the Company’s second amended and restated certificate of incorporation on March 28, 2023. Upon the effectiveness of the reverse stock split, (i) every twenty shares of outstanding common stock were reclassified and combined into one share of common stock and (ii) the number of shares of common stock for which each outstanding option and warrant to purchase common stock is exercisable was proportionately decreased and the exercise price of each outstanding option and warrant to purchase common stock was proportionately increased. No fractional shares were issued as a result of the reverse stock split. The total number of authorized shares of common stock and the par value per share of common stock did not change as a result of the reverse stock split. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split and adjustment of the preferred share conversion ratios and exercise price of each outstanding option and warrant as if the transaction had occurred as of the beginning of the earliest period presented.

Nogin, Inc.

Notes to Consolidated Financial Statements

24.	SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued.

In January 2023, the Company settled a litigation case from 2021 for $800 thousand, which was included in accrued expenses, other current liabilities and other long-term liabilities as of December 31, 2022 on the consolidated balance sheets.

Limited Waiver and Consent

In March 2023, the Company did not timely make the payment of the accrued interest on the Convertible Notes due on March 1, 2023 of $2.3 million, resulting in a default.

On March 26, 2023, the Company, the Notes Guarantors and the Holders entered into the Waivers pursuant to which, among other things, each Holder agreed to (i) waive the Specified Default and any payment obligation of the Company under the Indenture with respect to the March Interest Payment, (ii) in lieu of the Interest Payments, (a) receive a Promissory Note and (b) amend the Warrant Agreement to reduce the exercise price of the warrants governed thereby from $11.50 to $0.01, and (iii) consent to the entry into the Supplemental Indenture.

Supplemental Indenture

On March 26, 2023, the Company, the Notes Guarantors, the Trustee and the Collateral Agent entered into the Supplemental Indenture, amending certain terms of the Indenture consented to by the Holders of all of the aggregate principal amount of the outstanding Convertible Notes. The Supplemental Indenture, among other things, (i) lowered the minimum amounts of liquidity the Company must maintain on a consolidated basis for each quarter in 2023 and the first quarter of 2024 relating to the requirement that the Company maintain a minimum level of liquidity on a consolidated basis, (ii) added restrictions on the Company’s ability to make payments relating to certain restricted investments, (iii) decreased the maximum amount of equity interests that the Company may repurchase, redeem, acquire or retire, (iv) removed the Company’s ability to issue preferred stock or incur certain unsecured indebtedness or junior lien indebtedness, (v) decreased other permitted debt baskets, (vi) decreased the threshold for a cross-default for purposes of determining an Event of Default (as defined in the Indenture) and (vii) added a new Event of Default in the event the Company does not consummate the April 2023 Offering by April 30, 2023.

Promissory Notes

On March 26, 2023, the Company, the Notes Guarantors and each Holder executed the Promissory Notes, with each Promissory Note having an aggregate principal amount equal to such Holder’s Interest Payments. The Promissory Notes mature on March 26, 2025 and accrue interest at seven percent per annum. In addition, the Promissory Notes provide that, in the event the Company consummates the April 2023 Offering by April 30, 2023, the Holder of each Promissory Note has the Put Option. Each Holder may exercise its Put Option within ten business days following the closing and funding of the April 2023 Offering. In addition, certain of the Promissory Notes provide such Holders with the right to convert the Promissory Note into Unregistered Securities on the same terms as securities offered in the April 2023 Offering. The Promissory Notes include customary events of default as well as an event of default in the event the Company does not consummate the April 2023 Offering on or prior to April 30, 2023.

Warrant Agreement Amendment

On March 26, 2023, the Company and the Warrant Agent entered into the Warrant Agreement Amendment. Pursuant to the Warrant Agreement Amendment, the exercise price of each warrant was reduced from $11.50 to $0.01.